Exhibit 10.5

FIRST LOAN MODIFICATION AGREEMENT

This First Loan Modification Agreement (this “Loan Modification  Agreement”) is entered into as of March 11, 2015, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts  02466 (“Bank”) and TELADOC, INC., a Delaware corporation, with its principal place of business at One Sound Shore Drive, Suite 300, Greenwich, Connecticut 06830 (“Borrower”).

1.                                      DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS.  Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of May 2, 2014, evidenced by, among other documents, a certain Subordinated Loan and Security Agreement dated as of May 2, 2014, between Borrower and Bank (as amended, the “Loan Agreement”).  Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.                                      DESCRIPTION OF COLLATERAL.  Repayment of the Obligations is secured by, among other property, (a) the Collateral as defined in the Loan Agreement and (b) the Intellectual Property Collateral as defined in that certain Intellectual Property Security Agreement dated as of May 2, 2014, between Borrower and Bank (the “IP Agreement”) (together with any other collateral security granted to Bank, the “Security Documents”).  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.                                      DESCRIPTION OF CHANGE IN TERMS.

A.                                    Modifications  to Loan Agreement.

1                                         Notwithstanding the terms of the Loan Agreement to the contrary, Borrower shall have until February 28, 2015 to deliver to Bank its annual audited financial statements and an unqualified opinion with respect to its fiscal year ended December 31, 2013.

2                                         The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.6 thereof:

“                                          (a)                                 Maintain its, its Subsidiaries’ and PA’s operating, depository and securities accounts with Bank and Bank’s Affiliates; provided that (i) Borrower may maintain deposit account  #000000858147937 with JPMorgan Chase for a period of sixty (60) days following the Effective Date, at which point such account must be closed and all funds therein must be transferred to an account of Borrower with Bank and (ii) TelaDoc Texas may maintain its deposit account #000000877444208 with JPMorgan Chase for a period of seventy-five (75) days following the Effective Date, at which point such account must be closed and all funds therein must be transferred to an account of TelaDoc Texas with Bank.”

and inserting in lieu thereof the following:

“                                          (a)                                 Maintain its, its Subsidiaries’ and PA’s operating, depository and securities accounts with Bank and Bank’s Affiliates; provided that Borrower may maintain deposit account #000000858147937 with JPMorgan Chase containing an aggregate amount of funds not to exceed One Hundred Thousand Dollars ($100,000.00) at any time.”

3                                         The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.6(b) thereof:

“The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such or (ii) the account at JPMorgan Chase referenced in (a) above for a period of sixty (60) days following the Effective Date.”

and inserting in lieu thereof the following:

“The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such or (ii) the account at JPMorgan Chase referenced in (a) above.”

4.                                      FEES AND EXPENSES.  Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.                                      PERFECTION CERTIFICATE.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate of Borrower dated as of March 11, 2015 (the “Perfection Certificate”), and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof.  Borrower hereby acknowledges and agrees that all references in the Loan Agreement to the Perfection Certificate shall mean and include the Perfection Certificate as described herein.

6.                                      RATIFICATION OF IP AGREEMENT.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Agreement, and acknowledges, confirms and agrees that, except as disclosed in the Perfection Certificate, the IP Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the IP Agreement and shall remain in full force and effect.

7.                                      CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8.                                      RATIFICATION OF LOAN DOCUMENTS.  Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.                                      NO DEFENSES OF BORROWER.  Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise,  and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity,  all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10.                               CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  No maker will be released by virtue of this Loan Modification Agreement.

11.                               COUNTERSIGNATURE.  This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

TELADOC, INC.		SILICON VALLEY BANK

By:	/s/ Adam Vandervoort	By:	/s/ Michael Quinn

Name:	Adam Vandervoort	Name:	Michael Quinn

Title:	SVP & Chief Legal Officer	Title:	VP